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EXHIBIT 99.1

Scripts

Slide 1 - Title

Good afternoon and welcome to the First Charter conference call to discuss issues related to the April 17, 2001 earnings release and analyst presentation. I am Bob Bratton, Chief Financial Officer of First Charter Corporation. With me today are Lawrence Kimbrough, President and Chief Executive Officer, Bob James, Executive Vice President of Sales & Marketing and Tom McFarland, Executive Vice President of Information Technology & Operations. The slides referred to during this call are available by visiting our website, www.FirstCharter.com and following the link provided under our "Shareholder Information" section.

Slide 2 - Forward-looking Statement

While I am not going to read the disclosure included on the second slide, I remind you all that we will be discussing forward-looking statements that are subject to certain factors that may cause the company's results to vary from those expected.

Slide 3 - Outline

This presentation will be conducted in three phases. First, we will review the results of operation for the first quarter of 2001. In addition, we will discuss the progress of major 2001 initiatives originally charted during the January conference call and provide earnings guidance for the second quarter. Finally, we will open the line for your questions.

Slide 4 - Summary of Results

First, let's focus on the first quarter results.

Slide 5 - Operating Results

The slowing economic environment continued during the first quarter of the year, however, First Charter recognized operating earnings of $0.28 per share, an increase of 4% over the first quarter of 2000. Furthermore, these results were on target with expectations management provided in January of 2001.

Slide 6 - Loan Portfolio Growth

During the January conference call, management indicated 2001 balance sheet growth would moderate from previous levels. This has been the case as current economic conditions have dampened overall loan demand in our region.
First Charter securitized $167 million of mortgage loans. This transaction effectively transferred mortgages from the loan portfolio into the securities portfolio. The primary reason behind the securitization was to increase the liquidity of the loans and to increase available borrowing collateral. This transaction also reduced the loan to deposit ratio to 104% versus 109% at December 31, 2000.

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Adjusted for the loan securitization as of March 31st 2001, the total loan portfolio declined by $4 million over the fourth quarter of 2000 but increased $101 million over the first quarter of 2000. The first quarter decrease was due primarily to several large scheduled commercial loan payoffs. Approximately two thirds of the year over year growth occurred in commercial loans. The remaining growth is the result of our conscious effort to diversify the portfolio by increasing home equity originations.

Slide 7 - Investment Portfolio Growth

As previously mentioned, the current economic environment has slowed loan demand in our region. In addition, the recent interest rate reductions have occurred sooner and are larger than anticipated. Management also believes further rate cuts will occur during 2001. As a result, the margin for the quarter and in the near term will remain under pressure. Therefore, management increased the investment portfolio in order to maintain interest income as the demand for commercial loans waned.
As of March 31st 2001, the total investment portfolio increased by $435 million over the fourth quarter of 2000 and $365 million over the first quarter of 2000, which includes the $167 million mortgage loan securitization. Therefore, the adjusted increase in investments were $268 million and $198 million, respectively.

Slide 8 - Deposit Growth

Management projected that 2001 balance sheet growth would moderate from previous levels. This was the case as total deposits grew by $14 million or 1% over the fourth quarter of 2000 which occurred in certificate of deposits, money market and non interest bearing accounts. The increase over the first quarter of 2000 was $156 million or 8% which was due to the acquisition of four financial centers with $88 million in deposits and $68 million in organic growth.

Slide 9 - Management of Asset Quality

As noted previously, the declining rate environment experienced during the first quarter helped to reduce the pressure on the operating margin of our clients. The current economic conditions continue to pressure some of our clients. As a result, First Charter's non-performing assets increased by approximately $1 million to $30 million, remaining virtually flat. In addition, the annualized net charge-offs for the first quarter decreased to 15 basis points of average loans.
The allowance for loan losses increased to 1.41% of loans at March 31, 2001 compared to 1.32% and 1.27% at December 31, 2000 and March 31, 2000, respectively. The increase is due primarily to the mortgage loan securitization. The allowance for loan losses was reduced by $417 thousand when the loans were securitized and reclassified from loans to securities. The securitized loans consisted of residential mortgage loans which generally have a lower percentage of allocated allowance for loan losses.
The next slide provides a comparison of key asset quality figures between the first quarter of 2001 and the fourth quarter of 2000.

Slide 10 - Management of Asset Quality

This table represents First Charter's progress of key asset quality figures from the fourth quarter of 2000 to the first quarter of 2001. The Corporation continued to maintain a stable asset quality

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position. Non performing assets increased by approximately $1 million and non accrual loans to total loans increased 20 basis points from the prior quarter. After adjusting for the mortgage loan securitization, non accrual loans to total loans increased 10 basis points. While non performing assets did increase, First Charter was able to reduce other real estate owned by nearly $800 thousand. In addition, other key asset quality ratios including, non performing assets to total assets and annualized net charge offs declined quarter to quarter. Management believes the allowance is adequate to cover the current risk of loss in the loan portfolio. First Charter will continue its vigilant management of asset quality and as conditions change, management will continue to take appropriate action.

Slide 11 - Net Interest Margin

The slowing economic environment continued during the first quarter of the year. As the Federal Reserve has aggressively cut interest rates to create a "soft landing," approximately $800 million in rate sensitive loans re-priced. The interest rate environment has not afforded us significant opportunity to re-price our interest bearing demand, IMMA and regular savings accounts. As certificates of deposits mature, we will have the opportunity to re-price downward that funding source. The net effect of the loan re-pricing and the addition of lower yielding securities has been a compression of our margin from 4.17% at December 31, 2000 to 3.90% at March 31, 2001. Management anticipates further rate cuts by the Federal Reserve which will continue to place pressure on the margin until funding sources can be re-priced.

Slide 12 - Enhanced Non Interest Income

Non interest income for the first quarter of 2001 increased 8% over the fourth quarter of 2000 and more than 16% over the first quarter of 2000. This is the result of First Charter's continued emphasis on this portion of our revenue stream. In particular, we realized the service charge re-pricing opportunities as a result of the Carolina First BancShares, Inc. merger consummated April 4, 2000.
In addition, the declining rate environment has increased mortgage origination volume. This has resulted in additional loan sales to the secondary market and correspondingly greater fee income. Furthermore, our increased emphasis on non traditional banking services including insurance, brokerage and asset management also contributed to the increase in non interest income.

Slide 13 - Non Interest Expense

Non interest expense increased 3% over the fourth quarter of 2000. This increase is primarily attributed to operating costs associated with the four financial centers acquired during the fourth quarter of 2000 and to an increase in occupancy and equipment expense as a result of the move into the First Charter Center.
We began moving our staff functions into the new corporate center during February. This 235,000 square foot facility will enable us to consolidate all of our staff functions, previously spread among six different locations. All staff functions will reside in the corporate center by the end of April.
These increases were offset by lower salaries and employee benefit expenses due to the synergies realized as part of the Carolina First BancShares, Inc. merger consummated April 4, 2000.

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Slide 14 - Initiatives and Expectations

Now, I would like to discuss the progress we have made toward our initiatives and our earnings expectations for the 2nd quarter.

Slide 15 - Key Initiatives

Beginning in April, we implemented several revenue enhancement procedures designed to ensure First Charter is receiving the market value for the services we provide. As outlined in our January call, First Charter will continue its focus on non-interest income growth with several key initiatives during 2001. Our Community Bank Division is beginning to capitalize on our regional structure and "one sales team" approach to relationship management. This is evidenced by increased referrals of customers between the bankers and specialty financial service providers.
We continue to expand our brokerage sales force. We expanded our full service brokers to 9, up from 7 at year-end. We had 14 employees obtain their Series, 6,63, and insurance licenses in the first quarter. These licenses enable them to sell mutual funds and annuities. We now have 21 of these licensed professionals and our goal is to have one in most of our financial centers by year-end. Also in the first quarter, we named one of our top salesmen as full time sales manager for our brokerage company.
Our insurance company expanded our product offerings and delivery channels by the hiring of an experienced Group Health and Life Insurance sales professional, and we added two insurance sales associates in our call center. These associates will be focused on working the insurance referrals generated by our Community Bank Division and proactively calling our customer base.
To further enhance our financial service product offerings and grow our non-interest income, we have formed a new division, the Wealth Management Division, and have hired a seasoned financial services professional to lead this division. Her focus will be on growing these existing lines of business as well as adding new complimentary products and services.
As key initiatives continue to unfold throughout the year, we anticipate non-interest income will continue to become a larger part of our revenue stream.

Slide 16 - Balance Sheet Growth

For the year 2001, we anticipate the growth rate of loans to be approximately 4% to 6% after adjusting for the loan securitization. In addition, deposits should increase between 6% and 8%.

Slide 17 - Margin Range

We anticipate the net interest margin to reside in the 3.75% to 3.90% range for year 2001. The net effect of the loan re-pricing and the addition of lower yielding securities has created compression in our margin. Assuming a declining rate environment, our variable rate loans re-price with each rate decrease, continuing the downward pressure on our margin. Therefore, as rates fall, the ability to maintain our margin will be dependent on the magnitude of future rate cuts and on the speed at which we can reprice our funding sources.

Slide 18 - Improved Operating Results

Based on the issues and initiatives outlined, we anticipate core diluted earnings per share growth for the year to be between 3% and 6% or $1.20 to $1.23 per share which equates to $38 to $39 million of net income.

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We expect our second quarter core diluted earnings per share to be between $0.27 and $0.29 per share.

Slide 19 - Summary

First Charter continues to improve our operating results by prudent balance sheet growth and active margin management. We will be vigilant in our focus on the management of asset quality, taking appropriate actions as economic conditions change. We will continue to increase non interest income and control non interest expense. We are looking forward to continued earnings growth as we deliver to our clients the key services they need.

Slide 20 - Logo

At this time, we will entertain questions, but we remind you of the disclosure limitations under Regulation FD.